UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2026

SOUTHWEST AIRLINES CO.
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611
Dallas,	Texas	75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

As of August 10, 2026, in connection with the entry by Southwest Airlines Co. (the “Company”) into the new revolving credit agreement described in Item 2.03 hereof, the Company terminated the revolving credit facility dated as of August 3, 2016, as amended, with a syndicate of lenders. The prior credit facility would have expired August 4, 2028.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 10, 2026, the Company entered into a new $2 billion five-year revolving credit facility agreement (the “Revolving Credit Agreement”) with a syndicate of lenders identified in the Revolving Credit Agreement. JPMorgan Chase Bank, N.A. and Citibank, N.A. act as co-administrative agents and JPMorgan Chase Bank, N.A. acts as paying agent under the Revolving Credit Agreement. The Revolving Credit Agreement has an uncommitted accordion feature that would allow the Company, subject to, among other things, the procurement of incremental commitments, to increase the size of the facility to $3 billion.

As of the date hereof, there are no amounts outstanding under the Revolving Credit Agreement. Generally, amounts outstanding under the Revolving Credit Agreement bear interest at rates based on the Company’s Index Debt Rating: either the Term SOFR Rate for designated interest periods selected by the Company or the Alternate Base Rate, plus an applicable margin ranging from 0.875% to 1.625% per annum, in the case of loans based on the Term SOFR Rate, and from 0.000% to 0.625% per annum, in the case of loans based on the Alternate Base Rate. The underlying Term SOFR Rate is subject to a floor of 1.00% per annum. The commitments under the Revolving Credit Agreement may also be used by the Company for the issuance by certain of the lenders party thereto of letters of credit for our account. The Company is required to pay certain fees in connection with the Revolving Credit Agreement. For example, the Company must pay Commitment Fees on a quarterly basis in respect of the unutilized portion of the commitments under the Revolving Credit Agreement. Additionally, the Company is required to pay certain fees to the paying agent for administrative services and certain fees in connection with issuances of letters of credit.

The Revolving Credit Agreement (i) contains customary representations and warranties, covenants, and events of default, (ii) includes a Collateral Coverage Test that requires that a lien-free pool of specified aircraft and related assets have a minimum aggregate appraised value of not less than an amount equal to 1.25 times the total commitment under the Revolving Credit Agreement, and (iii) includes a financial covenant that requires the Company to maintain a Coverage Ratio of 1.25 to 1.00, subject to the Company's one-time option to reduce this ratio requirement to 0.80 to 1.00 for two consecutive fiscal quarters. Amounts outstanding under the Revolving Credit Agreement may be accelerated upon the occurrence of an event of default. The maturity date of the Revolving Credit Agreement is August 10, 2031, and the Company may request up to two one-year extensions of the maturity date, subject to, among other things, the consent of the extending lenders.

The Revolving Credit Agreement has been filed herewith to provide investors with the agreed upon terms of the transactions described in this Form 8-K. The Revolving Credit Agreement is not intended to be a source of factual, business or operational information about the Company or its subsidiaries. The representations, warranties and covenants contained in the Revolving Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

The description of the Revolving Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is attached to this report as Exhibit 10.1.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Revolving Credit Agreement.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:
10.1 $2,000,000,000 Revolving Credit Facility Agreement among Southwest Airlines Co., the Banks party thereto, Barclays Bank PLC, Bank of America, N.A., BNP Paribas, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, Standard Chartered Bank, U.S. Bank National Association, and Wells Fargo Bank, N.A., as Documentation Agents, JPMorgan Chase Bank, N.A. and Citibank, N.A., as Co-Administrative Agents, and JPMorgan Chase Bank, N.A., as Paying Agent, dated as of August 10, 2026.
104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

Date: August 12, 2026	By:	/s/ Tom Doxey

Tom Doxey
Executive Vice President & Chief Financial Officer
(Principal Financial Officer)